Exhibit 99.1

            G&K Services Reports Fiscal 2006 Third Quarter Results;
      Record Quarterly Revenues Driven by Strong Direct Sales Performance;
           Company Continues to Aggressively Pursue Strategic Vision

     MINNEAPOLIS--(BUSINESS WIRE)--May 2, 2006--G&K Services, Inc. (Nasdaq:GKSR), today reported record revenue for the third quarter ended April 1, 2006 of $226.1 million, up 11.0 percent over $203.8 million reported in the third fiscal quarter last year. Revenue exceeded expectations due to strong direct sale volume.
     Earnings per diluted share totaled $0.49 for the quarter, a 4.3 percent increase compared to $0.47 during the prior-year quarter. The increase in earnings was due to higher sales and a lower effective tax rate, partially offset by the impact of higher energy costs, continued investments in strategic initiatives, costs associated with accelerated new account growth and reserves established for the pending resolution of two specific legal matters.
     For the nine months ended April 1, 2006, revenue was $653.4 million compared to $581.4 million during the prior-year period, an increase of 12.4 percent. Earnings per diluted share were $1.46, up 8.1 percent compared to $1.35 during the same period last year.
     "Our results and momentum reflect the continued execution of our new strategic vision introduced in early fiscal 2005," said Richard Marcantonio, chairman and chief executive officer. "The early execution of our strategy continues to produce improved financial performance, despite the effect of the hurricanes and higher energy costs. Given our success to date in absorbing these cost pressures, we're confident our on-going strategic investments will deliver long-term revenue growth and accelerated earnings growth."

     Income Statement Review

     Third quarter revenue from G&K's rental business increased to $201.6 million, up 7.2 percent over the prior-year period. As expected, the company's organic industrial rental growth rate was approximately 3.5 percent. This organic rental growth rate is 200 basis points higher than the prior-year period. Direct sale revenue increased to $24.6 million, up 56.1 percent over the prior-year quarter, driven almost entirely by organic growth. The growth of direct sale revenue for the quarter was driven by continued penetration of the direct sale market. The organic growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.
     "During the third quarter, we continued to drive improved sales within our rental business," Marcantonio said. "We're especially pleased with our continued success in further penetrating the opportunity with existing customers as well as the momentum we have built in winning new business. In addition, we also delivered extremely strong organic growth in direct sales. Clearly, these results are a further indication of the success we've achieved by investing in sales and marketing initiatives."
     Gross margin from rental operations for the quarter was 34.8 percent compared to 36.6 percent in the prior-year period. The change in gross margin resulted from higher energy costs and costs associated with new customer growth offset by higher pricing and productivity improvements. Gross margin from direct sales was 28.2 percent compared to 23.7 percent in the prior-year period. The increase in gross margin was due primarily to improved efficiencies from higher volume.
     Selling, general and administrative expenses were 22.0 percent of consolidated revenue for the quarter, up from 21.3 percent in the year-earlier period. Selling, general and administrative expenses were up over the prior-year period due to recording certain legal reserves, continued investment in growth oriented initiatives, costs incurred to enhance information technology systems and sales expenses associated with new account growth. The legal reserves accounted for 0.9 percent of consolidated revenue in the third quarter.
     The effective tax rate for the third quarter declined to 21.5 percent from
38.1 percent in the year-earlier period. The company's lower effective tax rate resulted from a reduction in taxes previously provided for as a result of the expiration of certain statute of limitations as well as adjustments resulting from the filing of the company's fiscal 2005 tax return.
     Third quarter earnings also reflect the requirement to expense stock options under SFAS 123(r) "Accounting for Stock-Based Compensation." Under this standard, G&K has elected to use the modified retrospective method for transition. As a result, prior-year financial statements have been adjusted accordingly.

     Balance Sheet and Cash Flow Statement Review

     The company's balance sheet remains strong. As of April 1, 2006, the company had total borrowings of $230.0 million and a total debt to total capitalization ratio of 30.5 percent. Total stockholders' equity increased to $524.1 million.
     Cash provided by operating activities was $50.0 million for the nine month period ending April 1, 2006 compared to $44.4 million in the same period last year. Cash provided from operating activities increased compared to the prior-year period due to stronger earnings, higher depreciation and amortization levels and lower net working capital investment needed to support revenue growth. Cash used for property, plant and equipment during the nine month period totaled $26.4 million compared to $10.2 million in the prior-year period. This increase resulted from the completion of a new processing plant, investments in information technology initiatives and the impact of the sale of certain plant assets in the prior-year nine month period.

     Outlook

     The company expects fiscal 2006 fourth quarter revenue to range from $221.0 million to $224.0 million and earnings per diluted share from $0.47 to $0.50. The revenue guidance reflects the impact of higher new account growth in the rental business and strong direct sale revenues. The earnings guidance reflects the company's ongoing efforts to improve operational efficiency offset by investments in growth and technology initiatives, costs associated new account growth and higher energy costs. Fourth quarter earnings guidance also incorporates the anticipated impact associated with expensing stock options of approximately $0.02 per diluted share. Earnings per diluted share in the fourth quarter of fiscal 2005, when adjusted for SFAS 123(r), were $0.43.
     For full-year fiscal 2006, the fourth quarter guidance implies revenue and earnings growth of approximately 11 and 9.5 percent, respectively, over fiscal 2005.

     Conference Call Information

     The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through June 2, 2006.

     Safe Harbor for Forward-Looking Statements

     Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2005.

     About G&K Services, Inc.

     Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.


                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                             For the Three Months For the Nine Months
                                     Ended                Ended
                             -----------------------------------------
(U.S. Dollars, in thousands, April 1,   April 2,  April 1,   April 2,
 except per share data)        2006       2005      2006       2005
----------------------------------------------------------------------
                                       (Restated)           (Restated)
----------------------------------------------------------------------
Revenues
  Rental operations          $201,562   $188,064  $594,985   $547,465
  Direct sales                 24,579     15,746    58,452     33,912
----------------------------------------------------------------------
    Total revenues            226,141    203,810   653,437    581,377
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations   131,387    119,139   383,565    346,563
  Cost of direct sales         17,659     12,011    42,015     25,348
  Selling and administrative   49,619     43,283   141,219    124,577
  Depreciation and
   amortization                10,883     10,407    32,126     30,726
----------------------------------------------------------------------
    Total operating expenses  209,548    184,840   598,925    527,214
----------------------------------------------------------------------
Income from Operations         16,593     18,970    54,512     54,163
  Interest expense              3,395      2,891     9,712      8,080
----------------------------------------------------------------------
Income before Income Taxes     13,198     16,079    44,800     46,083
  Provision for income taxes    2,840      6,129    13,837     17,338
----------------------------------------------------------------------
Net Income                    $10,358     $9,950   $30,963    $28,745
======================================================================
  Basic weighted average
   number of shares
   outstanding                 21,132     20,994    21,069     20,910
Basic Earnings Per Common
 Share                          $0.49      $0.47     $1.47      $1.37
======================================================================
  Diluted weighted average
   number of shares
   outstanding                 21,311     21,322    21,228     21,362
Diluted Earnings Per Common
 Share                          $0.49      $0.47     $1.46      $1.35
======================================================================
Dividends per share          $ 0.0175   $ 0.0175  $ 0.0525   $ 0.0525


                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries

                                              April 1,      July 2,
                                                2006          2005
(U.S. dollars, in thousands)                 (Unaudited)   (Restated)
----------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                      $21,960      $15,345
  Accounts receivable, net                        95,426       83,459
  Inventories                                    137,290      121,120
  Prepaid expenses                                14,630       16,587
----------------------------------------------------------------------
    Total current assets                         269,306      236,511
----------------------------------------------------------------------

Property, Plant and Equipment, net               249,896      243,307
Other Assets                                     428,978      423,351
----------------------------------------------------------------------
                                                $948,180     $903,169
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                               $32,874      $25,695
  Accrued expenses                                66,877       71,483
  Deferred income taxes                            9,201        8,971
  Current maturities of long-term debt            17,925       26,537
----------------------------------------------------------------------
    Total current liabilities                    126,877      132,686
----------------------------------------------------------------------

Long-Term Debt, net of current maturities        212,066      210,462
Deferred Income Taxes                             30,756       30,887
Other Noncurrent Liabilities                      54,427       47,691
Stockholders' Equity                             524,054      481,443
----------------------------------------------------------------------
                                                $948,180     $903,169
======================================================================


           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                                            For the Nine Months Ended
                                            --------------------------
                                              April 1 ,     April 2,
(U.S. dollars, in thousands)                    2006          2005
                                                           (Restated)
----------------------------------------------------------------------
Operating Activities:
  Net income                                     $30,963      $28,745
  Adjustments to reconcile net income to
   net cash provided by operating
   activities -
  Depreciation and amortization                   32,126       30,726
  Stock-based compensation                         3,060        2,891
  Deferred income taxes                              354        1,095
  Changes in current operating items,
   exclusive of  acquisitions                    (17,320)     (20,253)
  Other, net                                         829        1,159
----------------------------------------------------------------------
Net cash provided by operating activities         50,012       44,363
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions,
   net                                           (26,414)     (10,194)
  Acquisition of business assets and other       (13,020)     (74,895)
----------------------------------------------------------------------
Net cash used for investing activities           (39,434)     (85,089)
----------------------------------------------------------------------
Financing Activities:
  Repayments of long-term debt                    (7,661)     (21,317)
  Proceeds from short-term borrowings, net         2,050       41,200
  Cash dividends paid                             (1,112)      (1,100)
  Sale of common stock                             2,395        4,268
----------------------------------------------------------------------
Net cash (used for) provided by financing
 activities                                       (4,328)      23,051
----------------------------------------------------------------------
Increase (Decrease) in Cash and Cash
 Equivalents                                       6,250      (17,675)
Effect of Exchange Rates on Cash                     365        1,608

Cash and Cash Equivalents:
  Beginning of period                             15,345       26,931
----------------------------------------------------------------------
  End of period                                  $21,960      $10,864
======================================================================
Supplemental Cash Flow Information:
  Non-Cash Transactions -
    Debt issued in connection with business
     acquisitions                                $(1,419)     $11,890
======================================================================


     CONTACT: G&K Services, Inc., Minneapolis
              Jeffrey L. Wright, 952-912-5500
              or
              Glenn L. Stolt, 952-912-5500
              or
              Shayn R. Carlson, 952-912-5500